Exhibit 10.1

Restructuring Agreement

Restructuring Agreement (the “Agreement”), dated as of April 11, 2008, among Tekni-Plex, Inc. (“Tekni-Plex”) and its domestic subsidiaries party hereto (the “Subsidiaries”, and together with Tekni-Plex, the “Company”), and the parties signatory hereto (each a “Party” and collectively the “Parties”).

WHEREAS, the Parties hereto seek to enter into this Agreement to evidence and memorialize their support for the Restructuring on the terms and conditions set forth in the term sheet attached hereto as Exhibit A (the “Term Sheet”).1

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, the Parties hereby agree as follows:

1. Support for the Term Sheet.  Subject to the conditions set forth therein and to definitive documentation consistent with the Term Sheet, each Party hereto hereby agrees to take all actions reasonably necessary to negotiate, document and consummate the transactions contemplated by the Restructuring; provided however that no Party hereto shall have any liability to any other Party hereto for the failure of any class of security holders to reach the requisite consent thresholds described in the Term Sheet if such Party acts in good faith and complies with the terms of this Section 1.  Upon the failure of any condition set forth in the Term Sheet to be satisfied (by the date required by such condition, if applicable), this Agreement shall terminate and each Party shall be relieved of any and all obligations to take any further action in connection with the Restructuring (except as expressly provided for in such condition).

2. Effectiveness.  This Agreement shall become effective upon its execution by (i) the Company, (ii) entities that have represented to Paul, Weiss, Rifkind, Wharton & Garrison LLP that they hold at least 91% of the Subordinated Notes and at least 67% of the Second Lien Notes, (iii) Weston Presidio on behalf of each of its funds that holds Preferred Stock, (iv) Dr. F. Patrick Smith, (v) Tekni-Plex Partners LLC and (vi) MST/TP Partners LLC.

3. Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and each of their respective successors, assigns, heirs and personal representatives.

4. Third-Party Beneficiaries.  Nothing contained in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any person or entity other than the Parties hereto, nor shall anything in this Agreement relieve or discharge the obligation or liability of any third party to any Party to this Agreement.

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1 Each capitalized term used but not defined herein shall have the meaning ascribed to it in the Term Sheet.

5. Authority.  Any person signing this Agreement in a representative capacity (i) represents and warrants that he/she is authorized to sign this Agreement on behalf of the Party he/she represents and that his/her signature upon this Agreement will bind the represented Party to the terms of this Agreement, and (ii) acknowledges that the other Party to this Agreement has relied upon such representation and warranty.

6. Counterparts/Facsimile Transmission.  This Agreement may be signed in counterparts, each of which, when taken together, shall be deemed an original.  Execution of this Agreement is effective if a signature is delivered by facsimile transmission or electronic (e.g., “pdf”) transmission.

7. Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to its choice of law provisions.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed and delivered as of the date first above written.

Remainder of Page Left Intentionally Blank

TEKNI-PLEX, INC.

By: /s/ James E. Condon
Name:  James E. Condon
Title:   Chief Financial Officer

SUBSIDIARIES:

PURTEC CORPORATION
NATVAR HOLDINGS, INC.
TRI-SEAL HOLDINGS, INC.
PLASTIC SPECIALTIES AND TECHNOLOGIES, INC.
BURLINGTON RESINS, INC.
PLASTIC SPECIALTIES AND TECHNOLOGIES
INVESTMENTS, INC.
DISTRIBUTORS RECYCLING, INC.
TPI ACQUISITION SUBSIDIARY, INC.
TP/ELM ACQUISITION SUBSIDIARY, INC.

By: /s/  James E. Condon
Name:  James E. Condon
Title:   Chief Financial Officer

Dr. F. Patrick Smith By: /s/ Dr. F. Patrick Smith Name: Dr. F. Patrick Smith

Tekni-Plex Partners LLC, by its Managing Member Tekni-Plex Management LLC By: /s/ Dr. F. Patrick Smith Name: Dr. F. Patrick Smith Title: Managing Member of Tekni-Plex Management LLC

MST/TP Partners LLC, by its Managing Member Tekni-Plex Management LLC By: /s/ Dr. F. Patrick Smith Name: Dr. F. Patrick Smith Title: Managing Member of Tekni-Plex Management LLC

WESTON PRESIDIO SERVICE COMPANY LLC By: /s/ David Ferguson Name: David Ferguson	WESTON PRESIDIO CAPITAL III, L.P. WPC ENTREPRENEUR FUND, L.P. By: Weston Presidio Capital Management III, LLC Their general partner By: /s/ David Ferguson Name: David Ferguson
WESTON PRESIDIO CAPITAL IV, L.P. WPC ENTREPRENEUR FUND II, L.P. By: Weston Presidio Capital Management IV, LLC Their general partner By: /s/ David Ferguson Name: David Ferguson

AVENUE INVESTMENTS, L.P.
By:	Avenue Partners, LLC, its General Partner
By:	/s/ Sonia Gardner
Name: Sonia Gardner
Title: Member

AVENUE-CDP GLOBAL OPPORTUNITIES FUND, L.P.
By:	Avenue Global Opportunities Fund GenPar, LLC, its General Partner
By:	/s/ Sonia Gardner
Name: Sonia Gardner
Title: Member

AVENUE INTERNATIONAL MASTER, L.P.
By:	Avenue International Master GenPar, Ltd., its General Partner
By:	/s/ Sonia Gardner
Name: Sonia Gardner
Title: Member

AVENUE SPECIAL SITUATIONS FUND IV, L.P.

By:	Avenue Capital Partners IV, LLC, its General partner
By:	GL Partners IV, LLC, its General Partner

By:	/s/ Sonia Gardner
Name: Sonia Gardner
Title: Member

AVENUE SPECIAL SITUATIONS FUND V, L.P.

By:	Avenue Capital Partners V, LLC, its General partner
By:	GL Partners V, LLC, its General Partner

By:	/s/ Sonia Gardner
Name: Sonia Gardner
Title: Member

BARCLAYS BANK, PLC

By:	/s/ Brian Berman
Name: Brian Berman
Title: Managing Director

MORGAN STANLEY & CO., INC

By:	/s/ Andrew Brenner
Name: Andrew Brenner
Title: Managing Director

OCM OPPORTUNITIES FUND V, L.P.

By:	OCM Opportunities Fund V GP, L.P. Its: General Partner
By:	Oaktree Fund GP I, L.P. Its: General Partner

By:	/s/ Robert J. O'Leary
Name: Robert J. O'Leary
Title: Managing Director

By:	/s/ Lowell W. Hill
Name: Lowell W. Hill
Title: Managing Director

OCM OPPORTUNITIES FUND VI, L.P.

By:	OCM Opportunities Fund VI GP, L.P. Its: General Partner
By:	Oaktree Fund GP I, L.P. Its: General Partner

By:	/s/ Robert J. O'Leary
Name: Robert J. O'Leary
Title: Managing Director

By:	/s/ Lowell W. Hill
Name: Lowell W. Hill
Title: Managing Director

OCM OPPORTUNITIES FUND VII, L.P.

By:	OCM Opportunities Fund VII GP, L.P. Its: General Partner
By:	OCM Opportunities Fund VII GP Ltd. Its: General Partner
By:	Oaktree Capital Management, L.P. Its: Director

By:	/s/ Robert J. O'Leary
Name: Robert J. O'Leary
Title: Managing Director

By:	/s/ Lowell W. Hill
Name: Lowell W. Hill
Title: Managing Director

OCM PRINCIPAL OPPORTUNITIES FUND III, L.P. OCM PRINCIPAL OPPORTUNITIES FUND IIIA, L.P.

By:	OCM Opportunities Fund III GP, L.P. Its: General Partner
By:	Oaktree Fund GP I, L.P. Its: General Partner

By:	/s/ Richard J. Goldstein
Name: Richard J. Goldstein
Title: Managing Director

By:	/s/ Matthew C. Wilson
Name: Matthew C. Wilson
Title: Vice President

OCM PRINCIPAL OPPORTUNITIES FUND IV, L.P.

By:	OCM Opportunities Fund IV GP, L.P. Its: General Partner
By:	OCM Opportunities Fund IV GP Ltd. Its: General Partner
By:	Oaktree Capital Management, L.P. Its: Director

By:	/s/ Richard J. Goldstein
Name: Richard J. Goldstein
Title: Managing Director

By:	/s/ Matthew C. Wilson
Name: Matthew C. Wilson
Title: Vice President

OAKTREE VALUE OPPORTUNITIES FUND, L.P.

By:	Oaktree Value Opportunities Fund GP, L.P. Its: General Partner
By:	Oaktree Value Opportunities Fund GP Ltd. Its: General Partner
By:	Oaktree Capital Management, L.P. Its: Director

By:	/s/ Robert J. O'Leary
Name: Robert J. O'Leary
Title: Managing Director

By:	/s/ Lowell W. Hill
Name: Lowell W. Hill
Title: Managing Director

Exhibit A

TEKNI-PLEX, INC.

TERM SHEET FOR RESTRUCTURING AND EXCHANGE OFFER

This term sheet describes the principal terms of a proposed restructuring (the “Restructuring”, and its effective date, the “Effective Date”) of Tekni-Plex, Inc. (“Tekni-Plex”), together with its domestic subsidiaries (collectively, the “Company”), in the context of an out of court restructuring and exchange offer with the support of the requisite2 holders of each of the following securities issued by Tekni-Plex: (i) 12 ¾% Senior Subordinated Notes due 2010 (the “Subordinated Notes”) issued under that certain Indenture, dated as of June 21, 2000 (as supplemented on May 6, 2002, August 22, 2002, April 25, 2005 and February 14, 2008 (the “Subordinated Notes Indenture”), (ii) Series A Preferred Stock (the “Preferred Stock”) and (iii) common stock (the “Common Stock”).

Exchange Proponent	Company
Treatment of Claims
ABL Facility
Company will continue to honor the Amended and Restated Credit Agreement dated as of February 14, 2008 among Tekni-Plex, the lenders party thereto, Citicorp USA, Inc. and General Electric Capital Corporation (the “ABL Facility”).

Company shall obtain a new credit facility, on terms satisfactory to the Consenting Noteholders (as defined below) and the Company, to refinance the ABL Facility in the event the existing lenders thereunder do not agree to finance the Company on substantially identical terms to the ABL Facility, or on terms otherwise acceptable to the Company and the Consenting Noteholders.

First Lien Notes and Second Lien Notes
Company will continue to honor the 10 7/8% Senior Secured Notes due 2012 issued pursuant to the Indenture dated as of June 10, 2005 (as supplemented from time to time, the “First Lien Indenture”) among Tekni-Plex and HSBC Bank USA, National Association (the “First Lien Notes”) and the 8 ¾%

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2Requisite thresholds described below.

Senior Secured Notes due 2013 issued pursuant to the Indenture dated as of November 21, 2003 (as supplemented from time to time, the “Second Lien Indenture”) among Tekni-Plex and HSBC Bank USA, National Association (the “Second Lien Notes”).

Certain Consenting Noteholders shall provide a take-out facility/tender process to replace, redeem or repurchase, as necessary, any First Lien Notes that are put in connection with the occurrence of a Change in Control (as defined in the First Lien Indenture).

Subordinated Notes
Subordinated Notes held by noteholders consenting to the Restructuring (the “Consenting Noteholders”) will be exchanged for 100% of common stock in reorganized Tekni-Plex (the “New Common Stock”), subject to dilution by the Management Incentive Plan (defined below) and exercise of the Warrants (defined below).

Any party (each a “Party”, and collectively the “Parties”) to the Restructuring Agreement to which this term sheet is exhibited, that holds Preferred Stock or Common Stock and holds Subordinated Notes shall exchange Subordinated Notes on the terms set forth herein.

General Unsecured Creditors
General unsecured claims will be paid in the ordinary course by the Company.

The Second Amended and Restated Employment Agreement dated May 13, 2005, by and between Tekni-Plex, Inc. and Dr. F. Patrick Smith (as extended, amended, or supplemented prior to the Effective Date, the “Smith Employment Agreement”) shall be terminated (including its non-competition provisions but excluding confidentiality provisions) and all claims thereunder waived by all Parties; provided, however, (i) the Company shall continue to pay ordinary course benefits and business expenses (excluding golf club membership or any other extraordinary expense) to Dr. F. Patrick Smith accrued up to and including the Effective Date and (ii) until the first anniversary of the Effective Date, Dr. F. Patrick Smith shall be obligated to comply with the covenants restricting solicitation of employees of the Company in accordance with Section

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10(iv) of the Smith Employment Agreement.  The Company shall pay all reasonable costs and expenses of Tekni-Plex Partners LLC and MST/TP Partners LLC arising in connection with implementation of the Restructuring.

Series A Preferred Stock
Preferred Stock will be exchanged or redeemed on the Effective Date for a distribution of the following warrant securities, which shall be exercisable into New Common Stock and subject to dilution by any equity issuances other than the warrants themselves, subject to anti-dilution protection as described below (the “Warrants”):

•  Series A Warrants:  four year warrants exercisable into 2.5% of the post-exercise New Common Stock (not subject to dilution for the issuance of other Warrants) with a strike price of 75% of the Pre-Investment Equity Value;

•  Series B Warrants:  five year warrants exercisable into 5% of the post-exercise New Common Stock (not subject to dilution for the issuance of other Warrants) with a strike price of 100% of the Pre-Investment Equity Value; and

•  Series C Warrants:  five year warrants exercisable into 5% of the post-exercise New Common Stock (not subject to dilution for the issuance of other Warrants) with a strike price of 110% of the Pre-Investment Equity Value.

“Pre-Investment Equity Value” means the sum of: (1) the aggregate principal amount of the Subordinated Notes exchanged for New Common Stock, (2) all accrued and unpaid interest due under the Subordinated Notes exchanged for New Common Stock through and including the Effective Date (which, for the avoidance of doubt, shall be the date on which such exchange is consummated), including additional interest due on any missed interest payments to the extent provided for under the Subordinated Note Indenture and (3) total restructuring related fees and expenses of the Company and advisors to the Consenting

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Noteholders, in an amount not to exceed $10,000,000.

The definitive documentation for the Warrants shall contain customary terms and protections, including:  (a) cashless exercise rights upon the occurrence of a liquidity event, (b) anti-dilution protection for stock splits, stock reclassifications, dividends in kind and other “organic” changes, (c) information rights (subject to customary confidentiality provisions) and notice of certain corporate events and (d) Preemptive Rights (as defined below) on an as-converted basis.  The Warrants will be transferable by each holder (it being understood that affiliated funds or entities constitute a single consolidated holder) in a single transaction, subject to a right of first refusal by any entity that together with affiliates, holds more than 30% of the New Common Stock.

Upon the exercise of the Warrants, the holders of Warrants will be required to enter into a shareholder agreement (the “Shareholder Agreement”), which shall contain customary terms and conditions, including: (a) tag-along (such that the holders of the Warrants are entitled to exit on a pro rata basis along side the other holders of New Common Stock on any transaction in which the holders of New Common Stock are offered tag-along rights) and drag-along rights, (b) proportionate piggyback registration rights (such that the holders of the Warrants shall be included in any offering on a pro rata basis if other holders of New Common Stock are allowed to participate), (c) Preemptive Rights (on any equity issuance or other transaction in which the holders of New Common Stock or any affiliates thereof are offered the opportunity to participate) (the “Preemptive Rights”), and (d) information rights (subject to customary confidentiality provisions) and notice of certain corporate events.  The holders of the Preferred Stock shall be consulted with in good faith on the Shareholder Agreement, and shall be given a reasonable opportunity to review it, prior to its execution, to ensure that it contains the provisions set forth in clauses (a) through (d) above and that the basic protections customarily associated with such provisions are included therein, it being understood

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that the holders of Preferred Stock shall not be permitted to negotiate cutbacks, percentages, notice or exercise periods and other similar provisions with respect to clauses (a) through (d) above (clauses (a) through (d), subject to the limitations above, collectively, the “Basic Protections”) and it being further understood that so long as the Basic Protections (which shall not discriminate against the holders of the Warrants) are provided therein it shall not be a condition precedent to the Restructuring that such holders are satisfied with the Shareholder Agreement.  For the avoidance of doubt, it is understood that the Shareholder Agreement will not have lesser protections for holders of New Common Stock received upon exercise of Warrants than other minority shareholders.

Common Stock
On the Effective Date, Common Stock will be cancelled, redeemed or purchased, and each holder will receive its pro rata distribution of $250,000.  The form of this distribution will be structured to comply with the terms of the ABL Facility, the First Lien Indenture, the Second Lien Indenture and the Subordinated Notes Indenture.  The Restructuring documentation will provide that upon receipt of its pro rata share of such distribution, each member of Tekni-Plex Partners LLC and MST/TP Partners LLC shall be deemed to have consented to the Restructuring and to have waived all claims in connection therewith.

Existing options, warrants or similar instruments convertible, exchangeable or exercisable into the Common Stock will be cancelled.

The Company will indemnify Dr. F. Patrick Smith, acting within the authority granted to him, and solely in his capacities, as Managing Member of Tekni-Plex Management LLC, Managing Member of Tekni-Plex Partners LLC (indirectly, as Managing Member of Tekni-Plex Management LLC) and Managing Member of MST/TP Partners LLC (indirectly, as Managing Member of Tekni-Plex Management LLC) for any claims and causes of action asserted against him by members of Tekni-Plex Management LLC, Tekni-Plex Partners LLC or MST/TP Partners LLC solely in connection with actions taken in connection with

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approving and implementing the Restructuring Agreement.  For the avoidance of doubt, the foregoing indemnity shall not cover any claims or causes of actions based on (i) facts or circumstances occurring or arising prior to the date on which the Company’s Board of Directors approved the Restructuring Agreement, (ii) Dr. F. Patrick Smith’s actions or inactions as an officer or director of Tekni-Plex or any of its subsidiaries or (iii) any payments or benefits received by Dr. F. Patrick Smith and his affiliates from Tekni-Plex or any of its subsidiaries.

Senior Management	Senior management to be satisfactory to Consenting Noteholders.
Board of Directors	To be appointed by Consenting Noteholders.
Management Incentive Plan	A management incentive plan providing for awards of options/restricted stock to be implemented in connection with the Restructuring.
Releases
Mutual releases of claims and causes of action assertable (whether directly or derivatively) against the Company, the Board of Directors (including its members acting in their capacity as officers, where applicable), Weston Presidio and its related funds that hold Preferred Stock or LLC interests in entities owning Common Stock, and the general partners of each such fund (together with Michael F. Cronin, the “Weston Presidio Entities”), other holders of Preferred Stock who consent to the Restructuring and/or holders of Common Stock (including those who hold LLC interests in entities owning Common Stock) who consent to the Restructuring and the Consenting Noteholders, in each case in their capacity as such.

The release shall apply, without exception or limitation, to all claims and causes of action in connection with, arising from or related to (i) the Restructuring (other than for actual fraud), (ii) infusions of capital by a Party (other than the Company) into the Company including the Common Stock (directly or indirectly through Tekni-Plex Management LLC, Tekni-Plex Partners LLC or MST/TP Partners LLC) and the Preferred Stock and (iii) all payments and transactions set forth on any

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Party’s Disclosure Schedule (as defined below).  The release shall also apply to all other claims and causes of action not included in clauses (i)-(iii) above, provided, however, that solely as to such other claims and causes of action not included in clauses (i)-(iii) above, the release shall not apply to (A) any claims and causes of action for payments or economic benefits that are unlawful, in violation of any legal duty or recoverable under any statute, received by the releasee or an affiliate of the releasee directly from Tekni-Plex or any of its subsidiaries since May 1, 2002 (with respect to the Weston Presidio Entities and Dr. F. Patrick Smith) or January 1, 2007 (with respect to each other Disclosing Party) or (B) any claims or causes of action for, actual fraud, intentional misconduct, conscious disregard of duty or knowing violation of law; provided however, for the avoidance of doubt, the foregoing exclusions in clause (B) shall not include any claims or cause of action for which the Company’s officers and directors are currently indemnified or exculpated.  The Parties that hold Subordinated Notes hereby represent that (i) they do not currently intend to prosecute any claims or causes of action against any Party, in each case of the type described in the immediately preceding sentence and (ii) they are aware of the significant deficiencies in the Company’s internal controls (which have been described in various of the Company’s public filings).

In connection with the release contained herein, (a) the Weston Presidio Entities shall deliver a schedule (the “WP Disclosure Schedule”) setting forth any payments or any economic benefits received by any Weston Presidio Entity or any affiliate thereof directly from Tekni-Plex or any of its subsidiaries, in each case since May 1, 2002, (b) each of the members of the Board of Directors (other than Michael F. Cronin and Dr. F. Patrick Smith) shall deliver a schedule (the “Board Member Disclosure Schedule”) setting forth any payments or economic benefits received by such member or any affiliate of such respective member directly from Tekni-Plex or any of its subsidiaries, in each case since January 1, 2007 and (c) Dr. F. Patrick Smith shall deliver a schedule (the “Smith Disclosure Schedule”, and together with the WP Disclosure Schedule and the Board Member Disclosure Schedule,

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the “Disclosure Schedules”, and the provider of a Disclosure Schedule, the “Disclosing Party”) setting forth any payments or economic benefits received by him or any of his affiliates (including family members) directly from Tekni-Plex or any of its subsidiaries, in each case since May 1, 2002.

Each Disclosing Party shall provide its Disclosure Schedule to Paul, Weiss, Rifkind, Wharton & Garrison LLP as counsel to certain holders of Subordinated Notes (the “Majority Noteholders”) on or before April 11, 2008.  If any Disclosure Schedule is not satisfactory to the Majority Noteholders based solely on any material payments or transactions listed thereon that are not set forth on Schedule I hereto, the Majority Noteholders may terminate the Restructuring Agreement by delivering written notice to each of the Parties within two business days after the transmission of such Disclosure Schedule to counsel to the Majority Noteholders.  If no such termination notice has been delivered by such time, the applicable Disclosure Schedule shall be considered “final”, and any asserted or unasserted objections thereto irrevocably waived.

The release in favor of the Weston Presidio Entities shall, in no event, be on terms less favorable than the release given to Dr. F. Patrick Smith.

Each of the officers and directors of the Company shall maintain (and shall not be deemed to have released or waived) their indemnification and exculpation rights under the Amended and Restated Certificate of Incorporation of Tekni-Plex, Inc. dated May 13, 2005 and the Amended and Restated By-Laws.

Any reference to a party getting a release will also include its advisors.

The foregoing releases shall not release any party (or its advisors) from any duty of confidentiality to the Company.

Conditions
Consent to Restructuring shall be obtained on or before the Effective Date from holders of not less than (i) 99.5% of Preferred Stock, (ii) 100% of Common Stock, (iii) 85% of the indirect interests in Common Stock (based on unit holdings of Tekni-Plex Partners LLC

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and MST/TP Partners LLC) and (iv) 95% of Subordinated Notes.  The conditions set forth in clauses (i), (iii) and (iv) of the immediately preceding sentence shall be waivable by the Company and holders of a majority in principal amount of the Subordinated Notes.  In the event the failure to obtain requisite thresholds of consent by the holders of Preferred Stock and the holders of indirect interests in Common Stock is the reason the Restructuring has not been consummated, the Company will (and its current intention is to do so in such event) promptly commence a prepackaged chapter 11 bankruptcy proceeding to implement the terms outlined herein, unless the Board of Directors, in light of any material increase in the Company’s valuation, determines in good faith that taking such action would be reasonably expected to result in a breach of its fiduciary duties under applicable law.

Each Disclosure Schedule shall become final on or before April 15, 2008.

Except with respect to the Shareholder Agreement, which shall contain and be subject to review for the Basic Protections and shall otherwise be in form and substance satisfactory to the Consenting Noteholders, all other documentation to effectuate the Restructuring shall be in form and substance reasonably acceptable to the Parties.

Requisite lenders under the ABL Facility shall have consented to the Restructuring and restricted payments as necessary to allow the Company to redeem or exchange the Preferred Stock and distribute $250,000 to holders of Common Stock.

Consummation of the Restructuring and occurrence of the Effective Date shall occur on or before May 13, 2008.

The terms set forth in this Term Sheet are part of a comprehensive compromise, each element of which is an integral aspect of the proposed Restructuring and, as such, is non-severable.

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